Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Central European Media Enterprises Limited on Form S-8 of our report dated February 15, 2003 of Produkcija Plus d.o.o. (the "Company") appearing in Amendment No. 3 to the Annual Report on Form 10-K/A, of Central European Media Enterprises Limited for the year ended December 31, 2002.

Deloitte & Touche Revizija d.o.o.
Ljubljana, Slovenia
5 December 2003